Exhibit 99

      AMERICAN PHYSICIANS CAPITAL, INC. REPORTS THIRD QUARTER 2005 RESULTS

              EAST LANSING, Mich., Nov. 3 /PRNewswire-FirstCall/ --

     Significant Third Quarter 2005 Events

     *    Net income of $6.8 million or $.79 per diluted common share
     *    Operating income of $7.1 million or $.82 per diluted common share
     *    Book value increased to $30.55 per share
     * Continued strong medical professional liability results with a year-to-date combined ratio of 97.9%
     *    Stable run-off reserves in our "other insurance" line

     American Physicians Capital, Inc. (APCapital) (Nasdaq: ACAP) today announced net income of $6.8 million or $.79 per diluted common share for the third quarter of 2005. This compares to net income of $4.5 million, or $.52 per diluted common share for the 2004 third quarter. For the nine months ended September 30, 2005, the Company has generated net income of $61.9 million or $7.08 per diluted common share compared to net income of $13.5 million or $1.57 per diluted common share in 2004. Strong earnings and the elimination of the Company's deferred tax valuation allowance in the second quarter of 2005 were the primary contributors to the increase in net income recorded in the first nine months of 2005 compared with the same period in 2004.

     For the third quarter of 2005, operating income, which excludes realized gains and losses, net of tax was $7.1 million, or $.82 per diluted common share. This compares to net operating income of $4.8 million or $.54 per diluted common share in the third quarter of 2004.

     "Our strategic plan over the last several quarters to improve the performance of our core medical professional liability business and shed non-core lines continued to produce positive results," stated President and Chief Executive Officer R. Kevin Clinton. "Medical professional liability generated a solid $11.3 million of pre-tax earnings for the quarter, and the other insurance line now has a negligible impact on our financials."

Medical Professional Liability Results

                                                Three Months Ended                 Nine Months Ended
                                                   September 30                      September 30
                                           -----------------------------     -----------------------------
(dollars in thousands)                          2005             2004             2005             2004
----------------------------------------   ------------     ------------     ------------     ------------
Direct Premiums Written                    $     61,903     $     70,784     $    145,657     $    163,841

Net Premiums Written                       $     53,101     $     61,149     $    123,762     $    141,088

 Net Premiums Earned                       $     40,280     $     44,169     $    122,981     $    130,184
 Incurred Loss and Loss Adjustment
  Expenses:
   Current Accident Year Losses                  32,161           36,881           99,455          112,557
   Gerling Commutation                                -                -                -            4,139
   Prior Year Losses                             (1,375)            (700)          (3,925)          (5,549)
     Total                                       30,786           36,181           95,530          111,147

Underwriting Expenses                             7,401            9,185           24,902           27,340
Underwriting Income (Loss)                        2,093           (1,197)           2,549           (8,303)
Net Investment Income and Other                   9,178            9,300           29,248           32,177
Pre-tax Income                             $     11,271     $      8,103     $     31,797     $     23,874

Loss Ratio:
  Current Accident Year                            79.8%            83.5%            80.9%            86.5%
  Prior Year Development (including
   Gerling)                                        -3.4%            -1.6%            -3.2%            -1.1%
  Calendar Year                                    76.4%            81.9%            77.7%            85.4%

Underwriting Expense Ratio                         18.4%            20.8%            20.2%            21.0%

Combined Ratio                                     94.8%           102.7%            97.9%           106.4%

     Pre-tax income in the third quarter of 2005 totaled $11.3 million, an increase of $3.2 million or 39.1% from the same period in 2004. The improved results reflect the positive impact of rate increases taken since 2002, the exit from unprofitable markets and market segments, as well as the implementation of more stringent underwriting standards.

     The loss ratio in the third quarter of 2005 was 76.4%, which lowered the loss ratio for the first nine months of 2005 to 77.7%. The 2005 year-to-date loss ratio is down from 85.4% for the first nine months of 2004. The improved loss ratio was the result of several factors including earned rate increases and the application of stricter underwriting standards. The 2005 year-to-date loss ratio includes $3.9 million of positive prior year development as compared to $5.5 million a year ago (excluding the effects of the 2004 Gerling commutation).

     Direct written premiums are down $8.9 million or 12.5% in the third quarter of 2005, and year-to-date premiums are down $18.2 million or 11.1% from a year ago. The result of exiting Nevada and Florida, discontinuing the alternative risk program and non-renewing a larger hospital account due to underwriting considerations accounted for approximately $10.2 million of this year-to-date decline in premium. Premiums also declined from 2004 due to reducing exposures in certain high risk territories and specialties in Ohio and Kentucky where our premiums are down $4.1 million and $3.9 million year- to-date, respectively.

     Premium rate increases have ranged from 2.5% to 9.0% by state in 2005, except Kentucky where we increased rates 23.6%. Although we have experienced price competition, we remain committed to profitable underwriting, and thus will continue to adequately price our product.

     The underwriting expense ratio was 18.4% in the third quarter of 2005, down from 20.8% in the third quarter of 2004 as we continue to work to reduce expenses. The third quarter ratio also benefited from the recovery of certain expenses previously recorded in relation to an arbitration matter. Our year-to-date 2005 underwriting ratio of 20.2% is down from the 2004 rate of 21.0%.

    Other Insurance Lines Results

                                                Three Months Ended                 Nine Months Ended
                                                   September 30,                     September 30,
                                           -----------------------------     -----------------------------
(dollars in thousands)                         2005             2004             2005             2004
----------------------------------------   ------------     ------------     ------------     ------------
Direct Premiums Written                    $        (62)    $      2,306     $      2,082     $      8,938

Net Premiums Written                       $       (110)    $      2,574     $       (348)    $      8,716

Net Premiums Earned                        $       (109)    $      4,586     $        763     $     23,775
Incurred Loss and Loss Adjustment
 Expenses:
  Current Accident Year Losses                     (106)           4,706              505           21,088
  Gerling Commutation                                 -                -                -              271
  Prior Year Losses                                 114            1,886            1,809            5,194
      Total                                           8            6,592            2,314           26,553

Underwriting Expenses                               137              653              345            6,646
Underwriting Loss                                  (254)          (2,659)          (1,896)          (9,424)
Net Investment Income and Other                     630              516            2,189            2,964
Pre-tax Income (Loss)                      $        376     $     (2,143)    $        293     $     (6,460)

Loss Ratio:
  Current Accident Year                            97.2%           102.6%            66.2%            88.7%
  Prior Year Development (including
   Gerling)                                      -104.5%             41.1%           237.1%            23.0%
  Calendar Year                                    -7.3%            143.7%           303.3%           111.7%

Underwriting Expense Ratio                       -125.7%             14.2%            45.2%            28.0%

Combined Ratio                                   -133.0%            157.9%           348.5%           139.7%

     All of our other insurance policies have expired. The negative premium amounts are the result of final policy audits or other adjustments. The majority of residual health claims outstanding should run-off by the end of 2005. We continue to manage the run-off of the workers' compensation claims. There were 675 open claims at September 30, 2005, down 39.0% since the start of the year.

     Investment Income

     Investment income was $10.8 million in the third quarter of 2005, a decrease of $195,000 from the third quarter of 2004. For the first nine months of 2005, investment income was $33.6 million, down $2.9 million from 2004. Investment income is down in 2005 as a result of our efforts to reduce the overall risk of our portfolio, whereby we have liquidated higher risk securities, which had been generating higher returns. In addition, certain CMO securities have decreased in market value by approximately $907,000 in the third quarter of 2005. Due to the accounting treatment associated with these securities, market value adjustments are reflected in investment income.

     At September 30, 2005, $355.4 million, or 58.5% of our fixed income security portfolio is classified as held-to-maturity. The Company retains $252.3 million of securities classified as available-for-sale and $229.3 million of cash and cash equivalent resources that allow management flexibility with respect to investment options in response to changes in future interest rates.

     Federal Income Tax Expense (Credit)

     At September 30, 2005, the Company has a net deferred tax asset of $48.5 million. The Company has approximately $27.7 million of net loss carryforwards available to offset future taxable income. In addition, we have $8.6 million of alternative minimum tax credit carryforwards. For financial reporting purposes, our effective tax rate is expected to be approximately 35.0% going forward.

     Balance Sheet and Equity Information

     APCapital's total assets were $1.115 billion at September 30, 2005, up $44.7 million from December 31, 2004. At September 30, 2005, the Company's total shareholders' equity was $259.8 million compared to $202.1 million at December 31, 2004. The increase in equity was the result of the 2005 net income and the non-income effect of the deferred tax valuation allowance reversal during the second quarter of 2005, partially offset by the effect of share repurchases.

     APCapital's book value per common share was $30.55 at September 30, 2005, based on 8,501,685 common shares outstanding, compared to $23.31 at December 31, 2004.

     Share Repurchase Program

     During the third quarter of 2005, the Company repurchased 44,100 shares of its common stock at an average price of $37.56. Year-to-date, the Company has repurchased 264,900 shares at an average price of $35.48. Under the September 11, 2003 authorization, the Company has approximately 153,500 shares available for repurchase at September 30, 2005. On November 2, 2005, the Board of Directors approved an additional 5% common stock repurchase authorization upon completion of the September 2003 authorization.

     Outlook

     "We are very pleased with our third quarter results," said Clinton. "Our core business is profitable and we have completed a major restructuring of our business. We are well positioned to accept new business that meets our pricing and underwriting standards."

     Conference Call

     APCapital's website, http://www.apcapital.com , will host a live Webcast of its conference call in a listen-only format to discuss 2005 third quarter results on November 4, 2005 at 10:00 a.m. Eastern time. An archived edition of the Webcast can be accessed by going to the Company's website and selecting "For Investors," then "Audio Links." For individuals unable to access the Webcast, a telephone replay will be available by dialing 1-888-286-8010 (international 617-801-6888) and entering the conference passcode: 65175782. The replay will be available through 11:59 p.m. Eastern time on November 9, 2005.

     Corporate Description

     American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at http://www.apcapital.com .

     Forward-Looking Statement

     Certain statements made by American Physicians Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. When we use words such as "will," "should," "believes," "expects," "anticipates," "estimates" or similar expressions, or make statements in the section entitled "Outlook," we are making forward- looking statements. While we believe any forward-looking statements we have made are reasonable, they are subject to risks and uncertainties, and actual results could differ materially. These risks and uncertainties include, but are not limited to, the following:

     * the potential inadequacy of our loss and loss adjustment expense reserves, which could require us to make an adjustment to the level of these reserves and that may materially and adversely impact the results of operations for the period any such adjustment is made;

     * a deterioration in the current accident year experience could result in a portion or all of our deferred policy acquisition costs not being recoverable, which would result in a charge to income;

     * unforeseen costs or the need for additional reserve enhancements associated with our exit from workers' compensation;

     * substantial jury awards against our insureds could impose liability on us exceeding our policy limits or the funds we have reserved for the payment of claims;

     * increased pressures on premium rates and our potential inability to obtain rate increases;

     *    changes in competitive conditions;

     * the passing of tort reform at a national level may have a material adverse impact on our results of operations pertaining to certain markets that currently have tort reform in place at the state level;

     * recently passed tort reform legislation in Illinois may have a material adverse impact on our results of operations if claims frequency or severity trend upwards, as we may not be able to obtain rate increases the Company deems necessary;

     *    an unanticipated increase in claims frequency or severity patterns;

     * our potential inability to obtain adequate and affordable reinsurance coverage from creditworthy reinsurers;

     * our potential inability to collect the full amount of our reinsurance recoverables from reinsurers experiencing financial difficulties, which could result in a future charge to income;

     * adverse regulatory and market changes in certain states of operation where our business is concentrated;

     *    the loss of our relationships with medical associations;

     * an interruption or change in our principal third-party distribution relationship;

     * the potential insolvency of any of the guaranty associations in which we participate;

     * the potential inability to obtain regulatory approval of rate increases;

     *    our potential inability to comply with insurance regulations;

     *    a reduction in our A.M. Best Company rating;

     *    negative changes in financial market conditions;

     *    a significant increase in short-term interest rates;

     *    a change in real estate market conditions;

     *    a downturn in general economic conditions; and

     * any other factors listed or discussed in the reports filed by APCapital with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

     APCapital does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by law.

     Definition of Non-GAAP Financial Measures

     The Company uses operating income, a non-GAAP financial measure, to evaluate APCapital's underwriting performance. Operating income differs from net income by excluding the after-tax effect of realized capital gains and (losses).

     Although the investment of premiums to generate investment income and capital gains or (losses) is an integral part of an insurance company's operations, the Company's decisions to realize capital gains or (losses) are independent of the insurance underwriting process. In addition, under applicable GAAP accounting requirements, losses may be recognized for accounting purposes as the result of other than temporary declines in the value of investment securities, without actual realization. APCapital believes that the level of realized gains and (losses) for any particular period is not indicative of the performance of our ongoing underlying insurance operations in a particular period. As a result, the Company believes that providing operating income (loss) information makes it easier for users of APCapital's financial information to evaluate the success of the Company's underlying insurance operations.

     In addition to the Company's reported loss ratios, management also uses accident year loss ratios, a non-GAAP financial measure, to evaluate the Company's current underwriting performance. The accident year loss ratio excludes the effect of prior years' loss reserve development. APCapital believes that this ratio is useful to investors as it focuses on the relationships between current premiums earned and losses incurred related to the current year. Although considerable variability is inherent in the estimates of losses incurred related to the current year, the Company believes that the current estimates are reasonable.

Summary Financial Information
APCapital, Inc.

                                            September 30,      December 31,
Balance Sheet Data                              2005               2004
----------------------------------------   ---------------   ----------------
                                                      (Unaudited)
                                                (In thousands, except per
                                                       share data)
Assets:
  Available-for-sale - bonds               $       252,268   $       657,706
  Held-to-maturity - bonds                         355,374                 -
  Other invested assets                             13,599             9,456
  Cash and cash equivalents                        229,323           190,936
    Total cash and investments                     850,564           858,098

  Premiums receivable                               56,441            54,614
  Reinsurance recoverable                          108,014           103,312
  Deferred federal income taxes                     48,469                 -
  Other assets                                      51,125            53,875

      Total assets                         $     1,114,613   $     1,069,899

Liabilities and Shareholders' Equity:
 Unpaid losses and loss adjustment
  expenses                                 $       687,940   $       693,630
 Unearned premiums                                  91,157            90,040
 Long-term debt                                     30,928            30,928
 Other liabilities                                  42,250            50,977
      Total liabilities                            852,275           865,575

      Minority interest in
       consolidated subsidiary                       2,570             2,200

Net unrealized gains, net of tax                     8,829             8,154
Other shareholders' equity                         250,939           193,970
    Total shareholders' equity                     259,768           202,124

      Total liabilities and
       shareholders' equity                $     1,114,613   $     1,069,899

Book value per share                       $         30.55   $         23.31
Shares outstanding                                   8,502             8,672

Summary Financial Information
APCapital, Inc.

Unaudited Income Statements

                                                 Three Months Ended                Nine Months Ended
                                                    September 30,                     September 30,
                                           -----------------------------     -----------------------------
                                               2005             2004             2005             2004
                                           ------------     ------------     ------------     ------------
                                                        (In thousands except per share data)
Direct premiums written                    $     61,841     $     73,090     $    147,739     $    172,779

Net premiums written                       $     52,991     $     63,723     $    123,414     $    149,804

Net premiums earned                        $     40,171     $     48,755     $    123,744     $    153,959
Investment income                                10,752           10,947           33,582           36,451
Net realized (losses) gains                        (428)            (332)            (750)           1,233
Other income                                        222              156              687              562
     Total revenues                              50,717           59,526          157,263          192,205

Losses and loss adjustment expenses              30,794           42,773           97,844          137,700
Underwriting expenses                             7,538            9,838           25,247           33,986
Other expenses                                    1,824            2,142            6,253            7,389
  Total expenses                                 40,156           54,753          129,344          179,075

     Income before income taxes and
      minority interest                          10,561            4,773           27,919           13,130
Federal income tax expense (benefit)              3,705              226          (34,393)            (374)
     Income before minority interest              6,856            4,547           62,312           13,504
Minority interest in net (income)
 loss of consolidated subsidiary                    (31)               2             (373)              17
     Net income                            $      6,825     $      4,549     $     61,939     $     13,521

Adjustments to reconcile net income
 to operating income
 Net income                                $      6,825     $      4,549     $     61,939     $     13,521
   Add back:
    Realized losses (gains), net of
     tax                                            278              216              488             (801)

Net operating income                       $      7,103     $      4,765     $     62,427     $     12,720

Ratios:

Loss ratio (1)                                     76.7%            87.7%            79.1%            89.4%
Underwriting expense ratio (2)                     18.8%            20.2%            20.4%            22.1%
Combined ratio (3)                                 95.5%           107.9%            99.5%           111.5%

Earnings per share data:

Net income
   Basic                                   $       0.81     $       0.54     $       7.23     $       1.60
   Diluted                                 $       0.79     $       0.52     $       7.08     $       1.57

Net operating income per share
   Basic                                   $       0.84     $       0.56     $       7.28     $       1.51
   Diluted                                 $       0.82     $       0.54     $       7.13     $       1.47

Basic weighted average shares
 outstanding                                      8,444            8,443            8,572            8,427
Diluted weighted average shares
 outstanding                                      8,652            8,755            8,754            8,626

     (1) The loss ratio is calculated by dividing incurred loss and loss adjustment expenses by net premiums earned.

     (2) The underwriting ratio is calculated by dividing underwriting expenses by net premiums earned.

     (3)  The combined ratio is the sum of the loss and underwriting ratios.

Summary Financial Information
APCapital, Inc.

Unaudited Selected Cash Flow Information

                                                   Nine Months Ended
                                                      September 30,
                                           ----------------------------------
                                                2005              2004
                                           ---------------    ---------------
                                                    (In thousands)
Net cash provided by operating activities  $        22,590    $        28,636

Net cash provided by investing activities  $        22,760    $        72,458

Net cash used in financing activities      $        (6,963)   $        (5,076)

APCapital, Inc.
Supplemental Statistics
Medical Professional Liability

                                             Reported Claim Count
                                     ----------------------------------
                                     Excluding                Total
Three Months Ended                    Florida    Florida   (All States)
--------------------------           ---------   -------   ------------
September 30, 2005                         354         7            361
June 30, 2005                              395         6            401
March 31, 2005                             403         1            404
December 31, 2004                          365         6            371
September 30, 2004                         424         7            431
June 30, 2004                              454         5            459
March 31, 2004                             515        10            525
December 31, 2003                          467        62            529
September 30, 2003                         566        65            631
June 30, 2003                              588       106            694
March 31, 2003                             602       201            803

                                      Net Premium Earned (in thousands)
                                ----------------------------------------------
                                                 Florida
                                Excluding   ------------------       Total
Three Months Ended               Florida    APCapital    PIC     (All States)
--------------------------      ---------   ---------   ------   ------------
September 30, 2005                 39,345   $     (40)  $  975   $     40,280
June 30, 2005                      39,677           -      869         40,546
March 31, 2005                     41,124         232      799         42,155
December 31, 2004                  42,715         199      737         43,651
September 30, 2004                 42,965         531      673         44,169
June 30, 2004                      42,842         203      514         43,559
March 31, 2004                     41,793         281      382         42,456
December 31, 2003                  37,833       1,431      610         39,874
September 30, 2003                 38,279       2,764        -         41,043
June 30, 2003                      32,463       5,912        -         38,375
March 31, 2003                     34,700       4,785        -         39,485

                                               Average Net
                                   Open        Case Reserve    Average Net
Three Months Ended              Claim Count   Per Open Claim   Paid Claim
--------------------------      -----------   --------------   ------------
September 30, 2005                    3,109   $      119,100   $     77,300
June 30, 2005                         3,211          116,300         72,500
March 31, 2005                        3,344          114,900         85,800
December 31, 2004                     3,342          117,000         50,500
September 30, 2004                    3,803          103,300         78,100
June 30, 2004                         3,885          100,100         61,000
March 31, 2004                        4,103           95,400         55,200
December 31, 2003                     4,447           87,600         55,100
September 30, 2003                    4,780           82,200         82,200
June 30, 2003                         4,788           79,800         60,300
March 31, 2003                        4,830           75,400         71,500

                                                  Retention Ratio
                               -----------------------------------------------------
                               Nine Months Ended                   Nine Months Ended
                                  September 30,     Year Ended        September 30,
                                      2004             2004               2005
                               ------------------ ---------------  ------------------
Illinois                                       67%         67%                    74%
Kentucky                                       76%         73%                    63%
Michigan                                       88%         88%                    83%
New Mexico                                     91%         92%                    90%
Ohio                                           79%         79%                    81%
  Total (all states)                           80%         83%                    81%

    Notes:
    All values, except net premiums earned, exclude experience from our investment in Physicians Insurance Company (Florida).

    (Logo:  http://www.newscom.com/cgi-bin/prnh/20020123/ACAPLOGO )

SOURCE  American Physicians Capital, Inc.
    -0-                             11/03/2005
    /CONTACT: Ann Storberg, Investor Relations of American Physicians Capital, Inc., +1-517-324-6629/
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20020123/ACAPLOGO
              PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.apcapital.com /
    (ACAP)